Exhibit 15.3

Dear Sirs/Mesdames:

RE: United States Securities and Exchange Commission

I hereby Consent to (a) KAI Ltd. being named in the Annual Report on Form 20-F of ArcelorMittal for the year ended December 31, 2019 (the "2019 20-F") as having prepared, with support of ArcelorMittal's local team, the 2019 iron ore reserve estimates considering full life of mine design on ArcelorMittal's properties in Ukraine (ArcelorMittal Kriviy Rih Open Pit) and (b) the incorporation by reference of the 2019 20-F into the Registration Statements Nos. 333-147382, 333-153576, 333-162697 and 333-170117 on Form S-8 and Registration Statement No. 333-223400 on Form F-3.

For and on behalf of KAI

Director of KAI Limited

/s/ Nazarenko Mykhalio 12.02.2020
Nazarenko Mykhalio